Exhibit (a)(1)(ix)

AMENDMENT NO. 8 TO DECLARATION OF TRUST OF

ING SEPARATE PORTFOLIOS TRUST

Establishment of Re-Designation of Current Share Class

Effective: November 16, 2012

THIS AMENDMENT NO. 8 TO THE DECLARTION OF TRUST OF ING SEPARATE PORTFOLIOS TRUST (“ISPT”), a Delaware statutory trust, dated March 2, 2007, as amended (the “Declaration of Trust”), reflects resolutions adopted by the Board of Trustees of ISPT on September 6, 2012, with respect to ING SPorts Core Fixed Income Fund, which has been renamed ING Investment Grade Credit Fund, effective November 16, 2012 (the “Fund”), a series of ISPT, acting pursuant to the Declaration of Trust, including Article III, Sections 2 and 6 and Article X, Section 1 of ISPT’s Declaration of Trust.  The resolutions serve to re-designate the current share class, which has no designation, for the Fund.

ING SEPARATE PORTFOLIOS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of ING Separate Portfolios Trust (“ISPT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of ISPT at a meeting held on September 6, 2012 with regard to the re-designation of current shares as  (“Class SMA”) shares of ISPT on behalf of ING SPorts Core Fixed Income Fund:

RESOLVED, that pursuant to the Declaration of Trust, dated March 2, 2007, as amended, (the “Declaration of Trust”), of ING Separate Portfolios Trust (“ISPT”), including Article III, Sections 2 and 6 and Article X, Section 1 of on behalf of the ING SPorts Core Fixed Income Fund (the “Fund”), the re-designation of the existing class of shares of the Fund as “Class SMA” shares, as discussed at this meeting be, and it hereby is, approved; and

FURTHER RESOLVED, that the officers of ISPT be, and each hereby is, authorized, with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary to prepare, execute and deliver an Amendment to the Declaration of Trust to re-designate the existing class of shares of the Fund as “Class SMA” shares, to be effective on a date deemed appropriate by the officers of ISPT.

/s/: Huey P. Falgout, Jr.

Huey P. Falgout, Jr.

Secretary

Dated: 11/20/12